Exhibit 99.1

News Release

	For:	Whitehall Jewellers, Inc.
	Contact:	John R. Desjardins
Executive Vice President,
Chief Financial Officer
For Immediate Release		312/762-9751
WHITEHALL JEWELLERS ENTERS INTO MERGER AGREEMENT WITH
PRENTICE CAPITAL MANAGEMENT, LP AND HOLTZMAN OPPORTUNITY FUND, L.P.
FOR $1.60 PER SHARE
Chicago, Illinois, February 2, 2006 – Whitehall Jewellers, Inc. (OTC: JWLR.PK; “Whitehall” or the “Company”), a national specialty retailer of fine jewelry, today announced that it has reached an agreement with Prentice Capital Management, LP (“Prentice”) and Holtzman Opportunity Fund, L.P. (“Holtzman”; collectively, “Lenders”) to acquire Whitehall. Prentice and Holtzman will commence a cash tender offer for all outstanding shares of Whitehall common stock at $1.60 per share, net to the seller in cash, subject to certain limited conditions. The offer is expected to commence on or about February 8 and will remain open for a minimum of 20 business days. Any shares not purchased in the offer will be acquired for the same price in cash in a second-step merger, subject to certain limited conditions. After consultation with the Company’s financial and legal advisors, the Board of Directors of Whitehall concluded that the previously announced Newcastle proposal no longer constitutes a “Superior Proposal” in light of the revised Prentice transaction. In connection with the merger agreement, the parties are terminating the securities purchase agreement previously entered into with Prentice and Holtzman. The special meeting of stockholders that was previously postponed to February 6, 2006 in connection with the Company’s proxy and that securities purchase agreement has been cancelled.
The January 31, 2006 maturity of Whitehall’s bridge term loan credit agreement dated October 3, 2005 is being extended for three years, subject to customary conditions, in connection with the merger agreement, and the Lenders are making an additional $20 million loan to Whitehall for working capital and general corporate purposes. On February 1, 2006, Whitehall was in default under its senior credit agreement. However, Whitehall’s senior lenders are waiving these defaults and consenting to the extension of the bridge term loan maturity date and the making of the additional $20 million loan described above. The senior lenders also are reinstating $10 million in availability under the credit facility.
About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 366 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

Safe Harbor Statement
This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion” and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) our ability to execute our business strategy and our continued net losses and declines in store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company’s financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company’s sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Merger Agreement with Prentice Capital and Holtzman Opportunity Fund, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores expected to be closed; (16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company’s future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.